FERRELLGAS, L.P.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	January 31, 2016	July 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$11,711	$5,600
Accounts and notes receivable, net (including $190,063 and $123,791 of accounts receivable pledged as collateral at January 31, 2016 and July 31, 2015, respectively)	264,382	196,918
Inventories	92,488	96,754
Prepaid expenses and other current assets	57,128	64,211
Total current assets	425,709	363,483

Property, plant and equipment, net	966,995	965,217
Goodwill, net	445,659	478,747
Intangible assets (net of accumulated amortization of $406,004 and $375,119 at January 31, 2016 and July 31, 2015, respectively)	564,964	580,043
Assets held for sale	3,120	—
Other assets, net	73,228	72,472
Total assets	$2,479,675	$2,459,962

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$136,100	$83,974
Short-term borrowings	86,200	75,319
Collateralized note payable	119,000	70,000
Other current liabilities	148,928	176,176
Total current liabilities	490,228	405,469

Long-term debt	1,712,790	1,622,392
Other liabilities	40,335	41,975
Contingencies and commitments (Note L)

Partners' capital:
Limited partner	267,236	425,105
General partner	2,731	4,339
Accumulated other comprehensive loss	(33,645)	(39,318)
Total partners' capital	236,322	390,126
Total liabilities and partners' capital	$2,479,675	$2,459,962
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands)
(unaudited)

	For the three months ended January 31,		For the six months ended January 31,
	2016	2015	2016	2015

Revenues:
Propane and other gas liquids sales	$376,856	$560,867	$622,157	$955,228
Midstream operations	188,333	7,153	382,003	15,069
Other	84,049	97,953	116,224	139,031
Total revenues	649,238	665,973	1,120,384	1,109,328

Costs of sales:
Cost of sales - propane and other gas liquids sales	174,829	330,692	296,580	595,506
Cost of sales - midstream operations	148,443	2,219	302,047	4,187
Cost of sales - other	55,774	68,071	70,222	89,963
Operating expense	115,997	107,214	232,196	213,645
Depreciation and amortization expense	37,367	23,943	74,346	47,252
General and administrative expense	9,674	10,872	28,818	34,267
Equipment lease expense	7,278	5,795	14,310	11,327
Non-cash employee stock ownership plan compensation charge	3,141	3,788	8,397	8,162
Goodwill impairment	—	—	29,316	—
Loss on disposal of assets and other	2,524	1,414	17,441	2,375

Operating income	94,211	111,965	46,711	102,644

Interest expense	(30,701)	(20,341)	(60,459)	(40,219)
Other expense, net	(298)	(178)	(420)	(627)

Earnings (loss) before income taxes	63,212	91,446	(14,168)	61,798

Income tax expense	1,025	1,037	181	526

Net earnings (loss)	$62,187	$90,409	$(14,349)	$61,272
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
(unaudited)
	For the three months ended January 31,		For the six months ended January 31,
	2016	2015	2016	2015

Net earnings (loss)	$62,187	$90,409	$(14,349)	$61,272
Other comprehensive income (loss):
Change in value of risk management derivatives	(11,504)	(45,127)	(11,120)	(59,024)
Reclassification of losses on derivatives to earnings, net	8,567	7,559	16,793	6,431
Foreign currency translation adjustment	—	—	—	(2)
Other comprehensive income (loss)	(2,937)	(37,568)	5,673	(52,595)
Comprehensive income (loss)	$59,250	$52,841	$(8,676)	$8,677
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL
(in thousands)
(unaudited)
			Accumulated
			other	Total
	Limited	General	comprehensive	partners'
	partner	partner	loss	capital

Balance at July 31, 2015	$425,105	$4,339	$(39,318)	$390,126
Contributions in connection with non-cash ESOP and stock-based compensation charges	13,921	142		14,063
Contributions in connection with acquisitions	(284)	—	—	(284)
Distributions	(157,302)	(1,605)	—	(158,907)
Net loss	(14,204)	(145)	—	(14,349)
Other comprehensive income	—	—	5,673	5,673
Balance at January 31, 2016	$267,236	$2,731	$(33,645)	$236,322
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the six months ended January 31,
	2016	2015
Cash flows from operating activities:
Net earnings (loss)	$(14,349)	$61,272
Reconciliation of net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	74,346	47,252
Non-cash employee stock ownership plan compensation charge	8,397	8,162
Non-cash stock-based compensation charge	5,666	16,430
Goodwill impairment	29,316	—
Loss on disposal of assets and other	17,441	2,375
Change in fair value of contingent consideration	(100)	(6,300)
Provision for doubtful accounts	952	1,859
Deferred income tax expense	88	157
Other	2,321	1,479
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	(77,782)	(96,797)
Inventories	4,280	13,696
Prepaid expenses and other current assets	9,073	(38,426)
Accounts payable	29,266	32,126
Accrued interest expense	(420)	47
Other current liabilities	(26,685)	(9,904)
Other assets and liabilities	2,651	(11,817)
Net cash provided by operating activities	64,461	21,611

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(12,718)	(68,655)
Capital expenditures	(39,461)	(29,413)
Proceeds from sale of assets	6,441	2,729
Other	(28)	—
Net cash used in investing activities	(45,766)	(95,339)

Cash flows from financing activities:
Distributions	(158,907)	(92,332)
Contributions from partners	30	42,655
Proceeds from issuance of long-term debt	92,959	90,643
Payments on long-term debt	(6,149)	(45,063)
Net additions to (reductions in) short-term borrowings	10,881	(2,088)
Net additions to collateralized short-term borrowings	49,000	84,000
Cash paid for financing costs	(398)	(204)
Net cash provided by (used in) financing activities	(12,584)	77,611

Effect of exchange rate changes on cash	—	(2)

Net change in cash and cash equivalents	6,111	3,881
Cash and cash equivalents - beginning of period	5,600	8,283
Cash and cash equivalents - end of period	$11,711	$12,164
See notes to condensed consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise designated)
  (unaudited)
A.    Partnership organization and formation

Ferrellgas, L.P. is a limited partnership that owns and operates propane distribution and related assets, crude oil transportation and logistics services and salt water disposal wells in south Texas. Ferrellgas Partners, L.P. (“Ferrellgas Partners”), a publicly traded limited partnership, holds an approximate 99% limited partner interest in, and consolidates, Ferrellgas, L.P. Ferrellgas, Inc. (the “general partner”), a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell Companies”), holds an approximate 1% general partner interest in Ferrellgas, L.P. and performs all management functions required by Ferrellgas, L.P.

Ferrellgas, L.P. owns a 100% equity interest in Ferrellgas Finance Corp., whose only business activity is to act as the co-issuer and co-obligor of debt issued by Ferrellgas, L.P.

Ferrellgas, L.P. is engaged in the following reportable business segment activities:

•
Propane and related equipment sales consists of the distribution of propane and related equipment and supplies. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas, L.P. serves residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia, and Puerto Rico.

•
Midstream operations consists of two reportable operating segments: crude oil logistics and water solutions. The crude oil logistics segment ("Bridger") primarily generates income by providing crude oil transportation and logistics services on behalf of producers and end-users of crude oil. Bridger services include transportation through its operation of a fleet of trucks, tank trailers, railcars, pipeline injection terminals, and a barge. Bridger primarily operates in major oil and gas basins across the continental United States. Bridger also enters into crude oil purchase and sales arrangements. The salt water disposal wells within the water solutions segment are located in the Eagle Ford shale region of south Texas and are a critical component of the oil and natural gas well drilling industry. Oil and natural gas wells generate significant volumes of salt water. In the oil and gas fields Ferrellgas, L.P. services, these volumes of water are transported by truck away from the fields to salt water disposal wells where a combination of gravity and chemicals are used to separate crude oil from the salt water through a process that results in the collection of "skimming oil". This skimming oil is then captured and sold before the salt water is injected into underground geologic formations using high-pressure pumps.

Due to seasonality, the results of operations for the six months ended January 31, 2016 are not necessarily indicative of the results to be expected for a full fiscal year ending July 31, 2016.

The condensed consolidated financial statements of Ferrellgas, L.P. and subsidiaries reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the interim periods presented. All adjustments to the condensed consolidated financial statements were of a normal recurring nature. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) the consolidated financial statements and accompanying notes included in Ferrellgas, L.P.’s Annual Report on Form 10-K for fiscal 2015.

B.    Summary of significant accounting policies

(1)    Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the condensed consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, valuation methods used to value intangibles and goodwill in business combinations, allowance for doubtful accounts, fair value of reporting units, fair value of derivative contracts, and stock based compensation calculations.

(2)    Goodwill: Ferrellgas, L.P. records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. Ferrellgas, L.P. has determined that it has five reporting units for goodwill impairment testing purposes. Three of these reporting units contain goodwill that is subject to at least an annual assessment for impairment by applying a fair-value-based test. Under this test, the carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation on a specific identification basis. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of goodwill is determined by assigning the fair value of a reporting unit to all the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for that excess. We completed our last annual goodwill impairment test on January 31, 2016 and did not incur an impairment loss.
During the three months ended October 31, 2015, Ferrellgas determined that the continued and prolonged decline in the price of crude oil constituted a triggering event for its Midstream operations - water solutions business that required an update to the goodwill impairment assessment as of October 31, 2015. See Note F – Goodwill and intangible assets, net – for further discussion of Ferrellgas, L.P.'s goodwill impairment assessment.

(3) Assets held for sale: Assets held for sale represent tractor trucks that have met the criteria of “held for sale” accounting. During the first quarter of fiscal 2016, Ferrellgas, L.P. committed to a plan to sell certain trucks held by the Midstream operations - crude oil logistics segment. These assets were reclassified from "Vehicles, including transport trailers" to Assets held for sale in the accompanying balance sheet as of October 31, 2015. Ferrellgas, L.P. ceased depreciation on these assets during October 2015. Assets held for sale are recorded at the lower of the carrying amount or fair value less costs to sell. See Note D – Supplemental financial statement information – for further discussion of these held for sale assets.

(4) New accounting standards:

FASB Accounting Standard Update No. 2014-09
In May 2014, the Financial Accounting Standards Board, ("FASB") issued Accounting Standard Update ("ASU") 2014-09, Revenue from Contracts with Customers. The issuance is part of a joint effort by the FASB and the International Accounting Standards Board ("IASB") to enhance financial reporting by creating common revenue recognition guidance for U.S. GAAP and International Financial Reporting Standards ("IFRS") and, thereby, improving the consistency of requirements, comparability of practices and usefulness of disclosures. The new standard will supersede much of the existing authoritative literature for revenue recognition. The standard and related amendments will be effective for Ferrellgas for its annual reporting period beginning August 1, 2018, including interim periods within that reporting period. Early application is not permitted. Entities are allowed to transition to the new standard by either recasting prior periods or recognizing the cumulative effect. Ferrellgas is currently evaluating the newly issued guidance, including which transition approach will be applied and the estimated impact it will have on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-02
In February 2015, the FASB issued ASU 2015-02, Consolidation: Amendments to the Consolidation Analysis, which provides additional guidance on the consolidation of limited partnerships and on the evaluation of variable interest entities. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted. Ferrellgas is currently evaluating the impact of our pending adoption of ASU 2015-02 on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-03
In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. ASU 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted, and retrospective application required. Ferrellgas is currently evaluating the impact of our pending adoption of ASU 2015-03 on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-06
In September 2015, the FASB issued ASU 2015-06, Business Combinations (Topic 805) - Simplifying the Accounting for Measurement-Period Adjustments, which requires all entities to record the effects on earnings, if any, of changes in provisional amounts for items in a business combination in the same period in which the adjustment amounts are determined. The requirement to retrospectively account for the adjustments is eliminated by this amendment. ASU 2015-06 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted. Ferrellgas, L.P. is currently evaluating the impact of our pending adoption of ASU 2015-06 on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-11
In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330) - Simplifying the Measurement of Inventory, which requires that inventory within the scope of the guidance be measured at the lower of cost or net realizable value. ASU 2015-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016, with early adoption permitted. Ferrellgas is currently evaluating the impact of our pending adoption of ASU 2015-11 on the consolidated financial statements. Ferrellgas, L.P. does not expect the adoption of this ASU to have a material impact on its current accounting policies.

FASB Accounting Standard Update No. 2016-02
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Ferrellgas, L.P. is currently evaluating the impact of our pending adoption of ASU 2016-02 on the consolidated financial statements.

(5)    Supplemental cash flow information: For purposes of the condensed consolidated statements of cash flows, Ferrellgas, L.P. considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Certain cash flow and significant non-cash activities are presented below:

	For the six months ended January 31,
	2016	2015
CASH PAID FOR:
Interest	$56,558	$38,591
Income taxes	$—	$262
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liabilities incurred in connection with acquisitions	$426	$—
Change in accruals for property, plant and equipment additions	$22,860	$1,216

C. Business combinations

Ferrellgas, L.P. records the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. An entity is allowed a reasonable period of time (not to exceed one year) to obtain the information necessary to identify and measure the fair values of the assets acquired and liabilities assumed in a business combination. The Bridger acquisition, which occurred during the year ended July 31, 2015 and is described below, is still within this measurement period, and as a result, the acquisition date fair values Ferrellgas, L.P. recorded for the assets acquired and liabilities assumed are subject to change. Ferrellgas, L.P. made certain adjustments during the six months ended January 31, 2016 to its estimates of the acquisition date fair values of the Bridger assets acquired and liabilities assumed.

On June 24, 2015, Ferrellgas Partners acquired Bridger and formed a new midstream operations - crude oil logistics segment based near Dallas, Texas. Ferrellgas paid $560.0 million of cash, net of cash acquired and issued $260.0 million of Ferrellgas Partners common units to the seller, along with $2.5 million of other seller costs and consideration for an aggregate value of $822.5 million. Ferrellgas Partners then contributed the Bridger assets and liabilities to Ferrellgas, L.P. The purchase agreement for the Bridger acquisition contemplates post-closing payments for certain working capital items. Ferrellgas, L.P. is in the process of identifying and determining the fair values of the assets acquired and liabilities assumed in this business combination, and as a result, the estimates of fair value at January 31, 2016 are subject to change. Ferrellgas, L.P. is currently determining the appropriate value of working capital acquired with the former owners of Bridger. Ferrellgas, L.P. has preliminarily estimated the fair values of the assets acquired and liabilities assumed as follows:

	Estimated At
	January 31, 2016 (as adjusted)	July 31, 2015 (as initially reported)	Measurement period adjustments
Working capital	$(6,657)	$1,783	$(8,440)
Transportation equipment	293,491	293,491	—
Injection stations and pipelines	41,632	41,632	—
Goodwill	187,662	193,311	(5,649)
Customer relationships	277,100	261,811	15,289
Non-compete agreements	10,000	14,800	(4,800)
Trade names & trademarks	9,400	5,800	3,600
Office equipment	7,449	7,449	—
Other	2,375	2,375	—
Aggregate fair value of net assets acquired	$822,452	$822,452	$—

Pro forma results of operations (unaudited):

The following summarized unaudited pro forma consolidated statement of earnings information assumes that the acquisition of Bridger during fiscal 2015 occurred as of August 1, 2014. These unaudited pro forma results are for comparative purposes only and may not be indicative of the results that would have occurred had this acquisition been completed on August 1, 2014 or the results that would be attained in the future.

	For the three months ended January 31,	For the six months ended January 31,
	2015	2015
Revenue	$751,229	$1,279,841
Net earnings	87,382	54,896

The unaudited pro forma consolidated data presented above has also been prepared as if the following transaction had been completed on August 1, 2014:

•	the issuance of senior secured notes in June 2015.

D.    Supplemental financial statement information

Inventories consist of the following:

	January 31, 2016	July 31, 2015
Propane gas and related products	$60,248	$68,731
Crude oil	5,720	—
Appliances, parts and supplies	26,520	28,023
Inventories	$92,488	$96,754

In addition to inventories on hand, Ferrellgas, L.P. enters into contracts primarily to buy propane for supply procurement purposes with terms up to 36 months. Most of these contracts call for payment based on market prices at the date of delivery. As of January 31, 2016, Ferrellgas, L.P. had committed, for supply procurement purposes, to take delivery of approximately 102.7 million gallons of propane at fixed prices.

Property, plant and equipment, net consist of the following:

		January 31,	July 31,
	Estimated useful lives	2016	2015
Land	Indefinite	$35,581	$34,389
Land improvements	2-20	13,441	13,249
Building and improvements	20	72,248	71,923
Vehicles, including transport trailers	8-20	213,038	228,646
Bulk equipment and district facilities	5-30	111,669	111,657
Tanks, cylinders and customer equipment	2-30	768,720	772,904
Salt water disposal wells and related equipment	2-30	52,095	38,460
Rail cars	30	173,513	150,235
Injection stations	20	32,178	37,619
Pipeline	15	4,074	4,074
Computer and office equipment	2-5	121,055	123,386
Construction in progress	n/a	23,503	16,841
		1,621,115	1,603,383
Less: accumulated depreciation		654,120	638,166
Property, plant and equipment, net		$966,995	$965,217

Other current liabilities consist of the following:

	January 31, 2016	July 31, 2015
Accrued interest	$14,855	$15,275
Accrued payroll	13,978	17,485
Customer deposits and advances	30,226	28,792
Price risk management liabilities	34,907	31,450
Other	54,962	83,174
Other current liabilities	$148,928	$176,176

Shipping and handling expenses are classified in the following condensed consolidated statements of earnings line items:

	For the three months ended January 31,		For the six months ended January 31,
	2016	2015	2016	2015
Operating expense	$43,881	$48,125	$84,225	$93,915
Depreciation and amortization expense	1,082	1,327	2,197	2,777
Equipment lease expense	6,486	5,713	12,915	10,578
	$51,449	$55,165	$99,337	$107,270

During the three month period ended October 31, 2015, Ferrellgas, L.P. committed to a plan to dispose of certain assets in its Midstream operations - crude oil logistics segment. As of October 31, 2015, this plan resulted in 69 tractor trucks sold and 136 tractor trucks reclassified from "Vehicles, including transport trailers" to Assets held for sale and were recorded at the lower of carrying value or estimated fair value, less an estimate of costs to sell. The estimate of fair value included significant unobservable inputs (Level 3 fair value). During the three month period ended January 31, 2016, 15 of these tractor trailers were sold, 69 were repurposed and reclassified to property, plant, and equipment as held for use within other Ferrellgas businesses, which constitutes a change in plan, and 52 tractor trucks remain classified as held for sale. Loss on disposal of assets and other during the three and six month periods ended January 31, 2016 consists of:

	For the three months ended January 31,		For the six months ended January 31,
	2016	2015	2016	2015
Loss on assets held for sale	$—	$—	$12,112	$—
(Gain) loss on sale of assets held for sale	(468)	—	791	—
Loss on sale of assets	2,992	1,414	4,538	2,375
Loss on disposal of assets and other	$2,524	$1,414	$17,441	$2,375

E. Accounts and notes receivable, net and accounts receivable securitization

Accounts and notes receivable, net consist of the following:

	January 31, 2016	July 31, 2015
Accounts receivable pledged as collateral	$190,063	$123,791
Accounts receivable	79,682	77,636
Other	426	307
Less: Allowance for doubtful accounts	(5,789)	(4,816)
Accounts and notes receivable, net	$264,382	$196,918

At January 31, 2016, $190.1 million of trade accounts receivable were pledged as collateral against $119.0 million of collateralized notes payable due to a commercial paper conduit. At July 31, 2015, $123.8 million of trade accounts receivable were pledged as collateral against $70.0 million of collateralized notes payable due to the commercial paper conduit. These accounts receivable pledged as collateral are bankruptcy remote from Ferrellgas, L.P. Ferrellgas, L.P. does not provide any guarantee or similar support to the collectability of these accounts receivable pledged as collateral.

As of January 31, 2016, Ferrellgas, L.P. had received cash proceeds of $119.0 million from trade accounts receivables securitized, with no remaining capacity to receive additional proceeds. As of July 31, 2015, Ferrellgas, L.P. had received cash proceeds of $70.0 million from trade accounts receivables securitized, with no remaining capacity to receive additional proceeds. Borrowings under the accounts receivable securitization facility had a weighted average interest rate of 2.9% and 2.3% as of January 31, 2016 and July 31, 2015, respectively.

F. Goodwill and intangible assets, net

Ferrellgas, L.P. records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition.

Ferrellgas, L.P. tests goodwill for impairment annually during the second quarter or more frequently if events or changes in circumstances indicate that it is more likely than not the fair value of a reporting unit is less than the carrying value. During the three months ended October 31, 2015, Ferrellgas, L.P. determined that the continued and prolonged decline in the price of crude oil constituted a triggering event for its Midstream operations - water solutions business that required an update to the goodwill impairment assessment as of October 31, 2015.

The first step of this test primarily consists of a discounted future cash flow model to predict fair value. The result of this first step is based on the following critical assumptions: (1) the NYMEX West Texas Intermediate (“WTI”) crude oil curve was used to estimate future oil prices; (2) the oil skimming rate was expected to increase or decrease consistent with the projected increases/decreases in the NYMEX WTI crude oil curve consistent with past history; and (3) certain organic growth projects were projected to increase the salt water volumes processed as new drilling activity increases associated with the projected NYMEX WTI crude oil curve. As noted in our discussion of this reporting unit in Ferrellgas, L.P.'s Annual Report on Form 10-K for the year ended July 31, 2015, Ferrellgas, L.P. believes that the results of this business are closely tied to the price of WTI crude oil. The daily average closing price for WTI crude oil for the three months ended July 31, 2015 of $56.63 decreased 20.7% to $44.90 during the three months ended October 31, 2015. Additionally, the projected NYMEX WTI crude oil curve decreased approximately 6.5% from August 31, 2015 to October 31, 2015. These events have led to an overall decline in drilling activity and volumes in the Eagle Ford shale region of Texas. These market changes negatively affected Ferrellgas, L.P.'s current period results and future projections sufficiently to indicate that the fair value of the reporting unit likely no longer exceeded its carrying value.

In the second step, the implied fair value of goodwill is determined by assigning the fair value of a reporting unit to all the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for that excess.

As of October 31, 2015, Ferrellgas, L.P. performed the first step of the goodwill impairment test for the Midstream operations - water solutions reporting unit and determined that the carrying value of the reporting unit exceeded the fair value. Ferrellgas, L.P. then completed the second step of the goodwill impairment analysis comparing the implied fair value of the reporting unit to the carrying amount of goodwill and determined that goodwill was completely impaired and has written off the entire $29.3 million of goodwill related to this reporting unit.

During the three months ended January 31, 2016, Ferrellgas, L.P. completed its annual impairment testing for goodwill by comparing the estimated fair value of each reporting unit to its respective carrying value. Ferrellgas, L.P. estimated the fair values of the reporting units tested by weighing the market and income approaches. These approaches, which are based on significant unobservable inputs (Level 3 fair value), include numerous estimates and key assumptions, including forecasted cash flows, growth rates, discount rates and comparable multiples from other companies. Based on these tests, Ferrellgas, L.P. determined that the estimated fair values of each reporting unit tested exceeded its respective carrying value, thus no impairments were recorded during the three months ended January 31, 2016.

Changes in the carrying amount of goodwill, by reportable segment, are as follows:

	Propane and related equipment sales	Midstream operations - water solutions	Midstream operations - crude oil logistics	Total
Balance at July 31, 2015	$256,120	$29,316	$193,311	$478,747
Acquisitions	—	—	1,892	1,892
Measurement period adjustments	—	—	(5,649)	(5,649)
Dispositions	(15)	—	—	(15)
Impairment	—	(29,316)	—	(29,316)
Balance at January 31, 2016	$256,105	$—	$189,554	$445,659

G.    Debt

Short-term borrowings

Ferrellgas, L.P. classified a portion of its secured credit facility borrowings as short-term because it was used to fund working capital needs that management had intended to pay down within the 12 month period following each balance sheet date. As of January 31, 2016 and July 31, 2015, $86.2 million and $75.3 million, respectively, were classified as short-term borrowings. For further discussion see the secured credit facility section below.

Secured credit facility

As of January 31, 2016, Ferrellgas, L.P. had total borrowings outstanding under its secured credit facility of $311.6 million, of which $225.4 million was classified as long-term debt. As of July 31, 2015, Ferrellgas, L.P. had total borrowings outstanding under its secured credit facility of $211.4 million, of which $136.1 million was classified as long-term debt. Borrowings outstanding at January 31, 2016 and July 31, 2015 under the secured credit facility had weighted average interest rates of 3.7% and 3.5%, respectively.

The obligations under this credit facility are secured by substantially all assets of Ferrellgas, L.P., the general partner and certain subsidiaries of Ferrellgas, L.P. but specifically excluding (a) assets that are subject to Ferrellgas, L.P.’s accounts receivable securitization facility, (b) the general partner’s equity interest in Ferrellgas Partners and (c) equity interest in certain unrestricted subsidiaries. Such obligations are also guaranteed by the general partner and certain subsidiaries of Ferrellgas, L.P.

Letters of credit outstanding at January 31, 2016 totaled $72.0 million and were used primarily to secure insurance arrangements and to a lesser extent, product purchases. Letters of credit outstanding at July 31, 2015 totaled $61.2 million and were used primarily to secure insurance arrangements and, to a lesser extent, product purchases. At January 31, 2016, Ferrellgas, L.P. had remaining letter of credit capacity of $128.0 million. At July 31, 2015 Ferrellgas, L.P. had remaining letter of credit capacity of $138.8 million.

H.  Partners’ capital

Partnership distributions paid

Ferrellgas, L.P. has paid the following distributions:

	For the three months ended January 31,		For the six months ended January 31,
	2016	2015	2016	2015
Ferrellgas Partners	$105,339	$49,626	$157,302	$91,400
General partner	1,075	506	1,605	932
	$106,414	$50,132	$158,907	$92,332

On February 25, 2016, Ferrellgas, L.P. declared distributions for the three months ended January 31, 2016 to Ferrellgas Partners and the general partner of $50.7 million and $0.5 million, respectively, which are expected to be paid on March 16, 2016.

See additional discussions about transactions with related parties in Note K – Transactions with related parties.

Accumulated other comprehensive income (loss) (“AOCI”)

See Note J – Derivative instruments and hedging activities – for details regarding changes in the fair value of risk management financial derivatives recorded within AOCI for the six months ended January 31, 2016 and 2015.

General partner’s commitment to maintain its capital account

Ferrellgas, L.P.’s partnership agreement allows the general partner to have an option to maintain its 1.0101% general partner interest concurrent with the issuance of other additional equity.

During the six months ended January 31, 2016, the general partner made non-cash contributions of $0.1 million to Ferrellgas, L.P. to maintain its 1.0101% general partner interest.

During the six months ended January 31, 2015, the general partner made cash contributions of $0.4 million and non-cash contributions of $0.2 million to Ferrellgas, L.P. to maintain its 1.0101% general partner interest.

I.    Fair value measurements

Derivative financial instruments, assets held for sale, goodwill impairment and contingent consideration

The following table presents Ferrellgas, L.P.’s financial assets and financial liabilities that are measured at fair value on a recurring basis for each of the fair value hierarchy levels, including both current and noncurrent portions, as of January 31, 2016 and July 31, 2015:

	Asset (Liability)
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
January 31, 2016:
Assets:
Derivative financial instruments:
Interest rate swap agreements	$—	$3,890	$—	$3,890
Commodity derivatives	$—	$6,957	$—	$6,957
Liabilities:
Derivative financial instruments:
Interest rate swap agreements	$—	$(4,210)	$—	$(4,210)
Commodity derivatives	$—	$(42,745)	$—	$(42,745)

July 31, 2015:
Assets:
Derivative financial instruments:
Interest rate swap agreements	$—	$1,828	$—	$1,828
Commodity derivatives	$—	$4,655	$—	$4,655
Liabilities:
Derivative financial instruments:
Interest rate swap agreements	$—	$(4,748)	$—	$(4,748)
Commodity derivatives	$—	$(42,375)	$—	$(42,375)
Contingent consideration	$—	$—	$(100)	$(100)

The following is a reconciliation of the opening and closing balances for the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended January 31, 2016:

Contingent consideration liability
Balance at July 31, 2015	$100
Increase in fair value related to accretion	—
Change in fair value included in earnings	(100)
Balance at January 31, 2016	$—
Methodology

The fair values of Ferrellgas, L.P.’s non-exchange traded commodity derivative contracts are based upon indicative price quotations available through brokers, industry price publications or recent market transactions and related market indicators. The fair values of interest rate swap contracts are based upon third-party quotes or indicative values based on recent market transactions. The fair value of the trucks classified as assets held for sale represents Ferrellgas, L.P.'s estimate of expected sales price less costs to sell. The fair value measurements used to determine this value of the assets held for sale were based on a market approach utilizing prices from prior transactions and third party pricing information.

Other financial instruments

The carrying amounts of other financial instruments included in current assets and current liabilities (except for current maturities of long-term debt) approximate their fair values because of their short-term nature. At January 31, 2016 and July 31, 2015, the estimated fair value of Ferrellgas, L.P.’s long-term debt instruments was $1,446.3 million and $1,700.5 million, respectively. Ferrellgas estimates the fair value of long-term debt based on quoted market prices. The fair value of our consolidated debt obligations is a Level 2 valuation based on the observable inputs used for similar liabilities.

Ferrellgas, L.P. has other financial instruments such as trade accounts receivable which could expose it to concentrations of credit risk. The credit risk from trade accounts receivable is limited because of a large customer base which extends across many different U.S. markets.

J.   Derivative instruments and hedging activities

Ferrellgas, L.P. is exposed to certain market risks related to its ongoing business operations. These risks include exposure to changing commodity prices as well as fluctuations in interest rates. Ferrellgas, L.P. utilizes derivative instruments to manage its exposure to fluctuations in commodity prices. Of these, the propane commodity derivative instruments are designated as cash flow hedges. All other commodity derivative instruments do not qualify or are not designated as cash flow hedges, therefore, the change in their fair value are recorded currently in earnings. Ferrellgas, L.P. also periodically utilizes derivative instruments to manage its exposure to fluctuations in interest rates.

Derivative instruments and hedging activities

During the six months ended January 31, 2016 Ferrellgas, L.P. did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of financial derivative contract gains or losses from the assessment of hedge effectiveness related to commodity cash flow hedges. During the six months ended January 31, 2015, Ferrellgas, L.P. recognized a $0.2 million loss related to hedge ineffectiveness and did not exclude any component of financial derivative contract gains or losses from the assessment of hedge effectiveness related to commodity cash flow hedges.

The following tables provide a summary of the fair value of derivatives in Ferrellgas, L.P.’s condensed consolidated balance sheets as of January 31, 2016 and July 31, 2015:

	January 31, 2016
	Asset Derivatives		Liability Derivatives
Derivative Instrument	Location	Fair value	Location	Fair value
Derivatives designated as hedging instruments
Commodity derivatives-propane	Prepaid expenses and other current assets	$4,330	Other current liabilities	$25,956
Commodity derivatives-propane	Other assets, net	415	Other liabilities	8,011
Interest rate swap agreements	Prepaid expenses and other current assets	1,723	Other current liabilities	2,374
Interest rate swap agreements	Other assets, net	2,167	Other liabilities	1,836
Derivatives not designated as hedging instruments
Commodity derivatives-vehicle fuel	Prepaid expenses and other current assets	—	Other current liabilities	4,945
Commodity derivatives-vehicle fuel	Other assets, net	—	Other liabilities	2,201
Commodity derivatives- crude oil line-fill	Prepaid expenses and other current assets	2,212	Other current liabilities	1,632
	Total	$10,847	Total	$46,955

	July 31, 2015
	Asset Derivatives		Liability Derivatives
Derivative Instrument	Location	Fair value	Location	Fair value
Derivatives designated as hedging instruments
Commodity derivatives	Prepaid expenses and other current assets	$3,614	Other current liabilities	$27,929
Commodity derivatives	Other assets, net	1,041	Other liabilities	12,034
Interest rate swap agreements	Prepaid expenses and other current assets	1,828	Other current liabilities	2,241
Interest rate swap agreements	Other assets, net	—	Other liabilities	2,507
Derivatives not designated as hedging instruments
Commodity derivatives - vehicle fuel	Prepaid expenses and other current assets	—	Other current liabilities	1,280
Commodity derivatives - vehicle fuel	Other assets, net	—	Other liabilities	1,132
	Total	$6,483	Total	$47,123

Ferrellgas, L.P.'s exchange traded commodity derivative contracts require cash margin deposit as collateral for contracts that are in a negative mark-to-market position. These cash margin deposits will be returned if mark-to-market conditions improve or will be applied against cash settlement when the contracts are settled. The following tables provide a summary of cash margin deposit balances as of January 31, 2016 and July 31, 2015, respectively:

	January 31, 2016
	Assets		Liabilities
Description	Location	Amount	Location	Amount
Margin Deposits	Prepaid expenses and other current assets	$18,786	Other current liabilities	$—
	Other assets, net	12,483	Other liabilities	—
		$31,269		$—

	July 31, 2015
	Assets		Liabilities
Description	Location	Amount	Location	Amount
Margin Deposits	Prepaid expenses and other current assets	$18,009	Other current liabilities	$15
	Other assets, net	11,786	Other liabilities	—
		$29,795		$15

The following table provides a summary of the effect on Ferrellgas, L.P.’s condensed consolidated statements of earnings for the three and six months ended January 31, 2016 and 2015 due to derivatives designated as fair value hedging instruments:

		Amount of Gain Recognized on Derivative		Amount of Interest Expense Recognized on Fixed-Rated Debt (Related Hedged Item)
Derivative Instrument	Location of Gain Recognized on Derivative	For the three months ended January 31,		For the three months ended January 31,
		2016	2015	2016	2015
Interest rate swap agreements	Interest expense	$505	$587	$(2,275)	$(2,275)

		Amount of Gain Recognized on Derivative		Amount of Interest Expense Recognized on Fixed-Rated Debt (Related Hedged Item)
Derivative Instrument	Location of Gain Recognized on Derivative	For the six months ended January 31,		For the six months ended January 31,
		2016	2015	2016	2015
Interest rate swap agreements	Interest expense	$1,042	$1,043	$(4,550)	$(4,550)

The following tables provide a summary of the effect on Ferrellgas, L.P.’s condensed consolidated statements of comprehensive income for the three and six months ended January 31, 2016 and 2015 due to derivatives designated as cash flow hedging instruments:

	For the three months ended January 31, 2016
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCI	Location of Gain (Loss) Reclassified from AOCL into Income	Amount of Gain (Loss) Reclassified from AOCL into Income
			Effective portion	Ineffective portion
Commodity derivatives	$(10,760)	Cost of sales-propane and other gas liquids sales	$(7,813)	$—
Interest rate swap agreements	(744)	Interest expense	(754)	—
	$(11,504)		$(8,567)	$—

	For the three months ended January 31, 2015
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCI	Location of Gain (Loss) Reclassified from AOCL into Income	Amount of Gain (Loss) Reclassified from AOCL into Income
			Effective portion	Ineffective portion
Commodity derivatives	$(42,910)	Cost of sales-propane and other gas liquids sales	$(7,360)	$—
Interest rate swap agreements	(2,217)	Interest expense	—	(199)
	$(45,127)		$(7,360)	$(199)

	For the six months ended January 31, 2016
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCI	Location of Gain (Loss) Reclassified from AOCL into Income	Amount of Gain (Loss) Reclassified from AOCL into Income
			Effective portion	Ineffective portion
Commodity derivatives	$(9,175)	Cost of sales-propane and other gas liquids sales	$(15,262)	$—
Interest rate swap agreements	(1,945)	Interest expense	(1,531)	—
	$(11,120)		$(16,793)	$—

	For the six months ended January 31, 2015
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCI	Location of Gain (Loss) Reclassified from AOCL into Income	Amount of Gain (Loss) Reclassified from AOCL into Income
			Effective portion	Ineffective portion
Commodity derivatives	$(55,668)	Cost of sales-propane and other gas liquids sales	$(6,232)	$—
Interest rate swap agreements	(3,356)	Interest expense	—	(199)
	$(59,024)		$(6,232)	$(199)

The following tables provide a summary of the effect on Ferrellgas, L.P.'s condensed consolidated statements of earnings for the three and six months ended January 31, 2016 due to the change in fair value of derivatives not designated as hedging instruments:

	For the three months ended January 31, 2016
Derivatives Not Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in Income	Location of Gain (Loss) Recognized in Income
Commodity derivatives - crude oil linefill	$2,992	Cost of sales - midstream operations
Commodity derivatives - vehicle fuel	$(3,696)	Operating expense

	For the six months ended January 31, 2016
Derivatives Not Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in Income	Location of Gain (Loss) Recognized in Income
Commodity derivatives - crude oil linefill	$4,020	Cost of sales - midstream operations
Commodity derivatives - vehicle fuel	$(4,734)	Operating expense

Ferrellgas, L.P. did not hold derivatives not designated as hedging instruments for the three and six months ended January 31, 2015.

The changes in derivatives included in AOCI for the six months ended January 31, 2016 and 2015 were as follows:

	For the six months ended January 31,
Gains and losses on derivatives included in AOCI	2016	2015
Beginning balance	$(38,906)	$6,483
Change in value of risk management commodity derivatives	(9,175)	(55,668)
Reclassification of gains and losses on commodity hedges to cost of sales - propane and other gas liquids sales, net	15,262	6,232
Change in value of risk management interest rate derivatives	(1,945)	(3,356)
Reclassification of gains and losses on interest rate hedges to interest expense	$1,531	$199
Ending balance	$(33,233)	$(46,110)

Ferrellgas expects to reclassify net losses related to the risk management commodity derivatives of approximately $21.6 million to earnings during the next 12 months. These net losses are expected to be offset by increased margins on propane sales commitments Ferrellgas, L.P. has with its customers that qualify for the normal purchase normal sales exception.

During the six months ended January 31, 2016 and 2015, Ferrellgas, L.P. had no reclassifications to earnings resulting from the discontinuance of any cash flow hedges arising from the probability of the original forecasted transactions not occurring within the originally specified period of time defined within the hedging relationship.

As of January 31, 2016, Ferrellgas, L.P. had financial derivative contracts covering 3.1 million barrels of propane that were entered into as cash flow hedges of forward and forecasted purchases of propane.

As of January 31, 2016, Ferrellgas, L.P. had financial derivative contracts covering 0.2 million barrels of diesel and 41 thousand barrels of unleaded gasoline related to fuel hedges in transportation of propane.

As of January 31, 2016, Ferrellgas, L.P. financial derivative contracts covering 0.4 million barrels of crude oil related to the hedging of crude oil line fill and inventory.

Derivative financial instruments credit risk

Ferrellgas, L.P. is exposed to credit loss in the event of nonperformance by counterparties to derivative financial and commodity instruments. Ferrellgas, L.P.’s counterparties principally consist of major energy companies and major U.S. financial institutions. Ferrellgas, L.P. maintains credit policies with regard to its counterparties that it believes reduces its overall credit risk. These policies include evaluating and monitoring its counterparties’ financial condition, including their credit ratings, and entering into agreements with counterparties that govern credit limits. Certain of these agreements call for the posting of collateral by the counterparty or by Ferrellgas, L.P. in the forms of letters of credit, parental guarantees or cash. Ferrellgas, L.P. has concentrations of credit risk associated with derivative financial instruments held by certain derivative financial instrument counterparties. If these counterparties that make up the concentration failed to perform according to the terms of their contracts at January 31, 2016, the maximum amount of loss due to credit risk that, based upon the gross fair values of the derivative financial instruments, Ferrellgas, L.P. would incur is zero.

Ferrellgas, L.P. holds certain derivative contracts that have credit-risk-related contingent features which dictate credit limits based upon Ferrellgas, L.P.’s debt rating. As of January 31, 2016, a downgrade in Ferrellgas, L.P.'s debt rating could trigger a reduction in credit limit and would result in an additional collateral requirement of zero. There were no derivatives with credit-risk-related contingent features in a liability position on January 31, 2016 and Ferrellgas, L.P. had posted no collateral in the normal course of business related to such derivatives.

K.    Transactions with related parties

Ferrellgas, L.P. has no employees and is managed and controlled by its general partner. Pursuant to Ferrellgas, L.P.’s partnership agreement, the general partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of Ferrellgas, L.P. and all other necessary or appropriate expenses allocable to Ferrellgas, L.P. or otherwise reasonably incurred by its general partner in connection with operating Ferrellgas, L.P.’s business. These costs primarily include compensation and benefits paid to employees of the general partner who perform services on Ferrellgas, L.P.’s behalf and are reported in the condensed consolidated statements of earnings as follows:

	For the three months ended January 31,		For the six months ended January 31,
	2016	2015	2016	2015
Operating expense	$55,856	$59,142	$115,036	$110,262

General and administrative expense	$7,247	$8,068	$14,340	$14,665

In connection with the closing of the Bridger acquisition, Ferrellgas Partners, L.P. issued common units to Bridger Marketing, LLC (now known as Jamex Marketing, LLC) and Ferrellgas, L.P. entered into a ten-year transportation and logistics agreement (the "TLA") with Jamex Marketing, LLC. As a result of that issuance, As of January 31, 2016, Jamex Marketing, LLC owned 6.6% (1) of Ferrellgas Partners' limited partners' interest. Jamex Marketing, LLC, in connection with the TLA, enters into transactions with Ferrellgas, L.P. and its subsidiaries. Bridger provides crude oil logistics services for Jamex Marketing, LLC, including the transportation and storage of crude oil by truck, terminal and pipeline.

During the three and six months ended January 31, 2016, Ferrellgas L.P.'s total revenues from these transactions were $5.7 million and $10.1 million, respectively. During the three and six months ended January 31, 2016, Ferrellgas L.P.'s total cost of sales from these transactions were $1.0 million and $1.6 million, respectively. There was no activity for the three months ended January 31, 2015. The amounts due from and due to Jamex Marketing, LLC at January 31, 2016, were $1.5 million and $0.1 million, respectively. The amounts due from and due to Jamex Marketing, LLC at July 31, 2015, were $4.8 million and $4.2 million, respectively.

See additional discussions about transactions with the general partner and related parties in Note H – Partners’ capital.

(1) Beneficially owned limited partner units are based on the most recent Schedule 13G or Schedule 13D SEC filing.

L.    Contingencies and commitments
Litigation

Ferrellgas L.P.’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane and crude oil. As a result, at any given time, Ferrellgas L.P. can be threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Other than as discussed below, Ferrellgas L.P. is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of Ferrellgas L.P.

Ferrellgas L.P. has been named as a defendant, along with a competitor, in putative class action lawsuits filed in multiple jurisdictions. The lawsuits allege that Ferrellgas L.P. and a competitor coordinated in 2008 to reduce the fill level in barbeque cylinders and combined to persuade a common customer to accept that fill reduction, resulting in increased cylinder costs to retailers and end-user customers in violation of federal and certain state antitrust laws. The lawsuits seek treble damages, attorneys’ fees, injunctive relief and costs on behalf of the putative class. These lawsuits have been consolidated into one case by a multidistrict litigation panel. Ferrellgas L.P. believes it has strong defenses to the claims and intends to vigorously defend against the consolidated case. Ferrellgas L.P. does not believe loss is probable or reasonably estimable at this time related to the putative class action lawsuit.

In addition, putative class action cases have been filed in California relating to residual propane remaining in the tank after use. Ferrellgas L.P. believes it has strong defenses to the claims and intends to vigorously defend against the consolidated case.  Ferrellgas L.P. does not believe loss is probable or reasonably estimable at this time related to the putative class action lawsuit.

M.    Segment reporting

Ferrellgas, L.P. has two primary operations: propane and related equipment sales and midstream operations. These two operations result in three reportable operating segments: propane and related equipment sales, midstream operations - water solutions and midstream operations - crude oil logistics.

The chief operating decision maker evaluates the operating segments using an Adjusted EBITDA performance measure which is based on earnings before income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, goodwill impairment, loss on disposal of assets and other, other expense, net, change in fair value of contingent consideration, severance costs, litigation accrual and related legal fees associated with a class action lawsuit, unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments and acquisition and transition expenses. This performance measure is not a GAAP measure, however, the components are computed using amounts that are determined in accordance with GAAP. A reconciliation of this performance measure to net earnings, which is its nearest comparable GAAP measure, is included in the tables below. In management's evaluation of performance, costs such as compensation for certain administrative staff and executive management, are not allocated by segment and, accordingly, the following reportable segment results do not include such unallocated costs. The accounting policies of the operating segments are otherwise the same as those described in Note B - Summary of Significant Accounting Policies.

Assets reported within a segment are those assets that can be identified to a segment and primarily consist of trade receivables, property, plant and equipment, inventories, identifiable intangible assets and goodwill. Cash, certain prepaid assets and other assets are not allocated to segments. Although Ferrellgas, L.P. can and does identify long-lived assets such as property, plant and equipment and identifiable intangible assets to reportable segments, Ferrellgas, L.P. does not allocate the related depreciation and amortization to the segment as management evaluates segment performance exclusive of these non-cash charges.

The propane and related equipment sales segment primarily includes the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States. Sales from propane distribution are generated principally from transporting propane purchased from third parties to propane distribution locations and then to tanks on customers’ premises or to portable propane tanks delivered to nationwide and local retailers. Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated through a network of independent and partnership-owned distribution outlets.

The midstream operations - crude oil logistics segment primarily includes a domestic crude oil transportation and logistics provider with an integrated portfolio of midstream assets. These assets connect crude oil production in prolific unconventional resource plays to downstream markets. Bridger's truck, pipeline terminal, pipeline, rail and maritime assets form a comprehensive, fee-for-service business model, and substantially all of its cash flow is generated from fee-based commercial agreements. Bridger's fee-based business model generates income by providing crude oil transportation and logistics services on behalf of producers and end users of crude oil.

The midstream operations - water solutions segment primarily includes salt water disposal wells that are a critical component of the oil and natural gas well drilling industry. Oil and gas wells generate significant volumes of salt water known as “flowback” and “production” water. Flowback is a water based solution that flows back to the surface during and after the completion of the hydraulic fracturing (“fracking”) process whereby large volumes of water, sand and chemicals are injected under high pressures into rock formations to stimulate production. Production water is salt water from underground formations that are brought to the surface during the normal course of oil or gas production. In the oil and gas fields Ferrellgas, L.P. services, these volumes of water are transported by truck away from the fields to salt water disposal wells where it is injected into underground geologic formations using high-pressure pumps. Revenue is derived from fees charged to customers to dispose of salt water at the disposal facilities and crude oil sales from the skimming oil process.

Following is a summary of segment information for the three and six months ended January 31, 2016 and 2015.

	Three months ended January 31, 2016
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Segment revenues	$460,905	$183,793	$4,540	$—	$649,238
Direct costs (1)	338,795	155,072	5,461	11,183	510,511
Adjusted EBITDA	$122,110	$28,721	$(921)	$(11,183)	$138,727

	Three months ended January 31, 2015
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Segment revenues	$658,820	$—	$7,153	$—	$665,973
Direct costs (1)	513,006	—	5,137	10,902	529,045
Adjusted EBITDA	$145,814	$—	$2,016	$(10,902)	$136,928

	Six months ended January 31, 2016
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Segment revenues	$738,381	$373,166	$8,837	$—	$1,120,384
Direct costs (1)	580,672	319,642	10,237	22,207	932,758
Adjusted EBITDA	$157,709	$53,524	$(1,400)	$(22,207)	$187,626

	Six months ended January 31, 2015
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Segment revenues	$1,094,259	$—	$15,069	$—	$1,109,328
Direct costs (1)	906,814	—	9,870	21,358	938,042
Adjusted EBITDA	$187,445	$—	$5,199	$(21,358)	$171,286

(1) Direct costs are comprised of "cost of sales-propane and other gas liquids sales", "cost of products sold-midstream operations", "cost of products sold-other", "operating expense", "general and administrative expense", and "equipment lease expense" less "non-cash stock-based compensation charge", "change in fair value of contingent consideration", "severance charge", "litigation accrual and related legal fees associated with a class action lawsuit", "unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments" and "acquisition and transition expenses".

Following is a reconciliation of Ferrellgas, L.P.'s total segment performance measure to condensed consolidated net earnings:

	Three months ended January 31,		Six months ended January 31,
	2016	2015	2016	2015
Net earnings (loss)	$62,187	$90,409	$(14,349)	$61,272
Income tax expense	1,025	1,037	181	526
Interest expense	30,701	20,341	60,459	40,219
Depreciation and amortization expense	37,367	23,943	74,346	47,252
EBITDA	131,280	135,730	120,637	149,269
Non-cash employee stock ownership plan compensation charge	3,141	3,788	8,397	8,162
Non-cash stock-based compensation charge	(2,456)	318	5,666	16,430
Goodwill impairment	—	—	29,316	—
Loss on disposal of assets and other	2,524	1,414	17,441	2,375
Other expense, net	298	178	420	627
Change in fair value of contingent consideration	—	(4,500)	(100)	(6,300)
Severance costs	—	—	856	—
Litigation accrual and related legal fees associated with a class action lawsuit	—	—	—	723
Unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments	3,870	—	4,908	—
Acquisition and transition expenses	70	—	85	—
Adjusted EBITDA	$138,727	$136,928	$187,626	$171,286

Following are total assets by segment:

Assets	January 31, 2016	July 31, 2015
Propane and related equipment sales	$1,353,923	$1,291,737
Midstream operations - crude oil logistics	907,932	917,325
Midstream operations - water logistics	176,869	205,358
Corporate and unallocated	40,951	45,542
Total consolidated assets	$2,479,675	$2,459,962

Following are capital expenditures by segment:

	Six months ended January 31, 2016
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Capital expenditures:
Maintenance	$8,588	$—	$195	$516	$9,299
Growth	16,035	26,638	8,478	—	51,151
Total	$24,623	$26,638	$8,673	$516	$60,450

	Six months ended January 31, 2015
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total
Capital expenditures:
Maintenance	$8,873	$—	$350	$676	$9,899
Growth	14,324	—	2,910	—	17,234
Total	$23,197	$—	$3,260	$676	$27,133

N.  Subsequent events

Ferrellgas, L.P. evaluated events and transactions occurring after the balance sheet date through the date Ferrellgas L.P.'s condensed consolidated financial statements were issued and concluded that, other than as discussed below, there were no events or transactions occurring during this period that require recognition or disclosure in its condensed consolidated financial statements.

O.  Guarantor financial information

The $500.0 million aggregate principal amount of unregistered 6.75% senior notes due 2023 co-issued by Ferrellgas, L.P. and Ferrellgas Finance Corp. are, and any notes registered under the Securities Act of 1933 and issued in exchange for such unregistered notes will be, fully and unconditionally and joint and severally guaranteed by all of Ferrellgas, L.P.’s 100% owned subsidiaries except: i) Ferrellgas Finance Corp; ii) certain special purposes subsidiaries formed for use in connection with our accounts receivable securitization; and iii) foreign subsidiaries. Guarantees of these senior notes will be released under certain circumstances, including (i) in connection with any sale or other disposition of (a) all or substantially all of the assets of a guarantor or (b) all of the capital stock of such guarantor (including by way of merger or consolidation), in each case, to a person that is not Ferrellgas, L.P. or a restricted subsidiary of Ferrellgas, L.P., (ii) if Ferrellgas, L.P. designates any restricted subsidiary that is a guarantor as an unrestricted subsidiary, (iii) upon defeasance or discharge of the notes, (iv) upon the liquidation or dissolution of such guarantor, or (v) at such time as such guarantor ceases to guarantee any other indebtedness of either of the issuers and any other guarantor.

The guarantor financial information discloses in separate columns the financial position, results of operations and the cash flows of Ferrellgas, L.P. (Parent), Ferrellgas Finance Corp. (co-issuer), Ferrellgas L.P.’s guarantor subsidiaries on a combined basis, and Ferrellgas L.P.’s non-guarantor subsidiaries on a combined basis. The dates and the periods presented in the guarantor financial information are consistent with the periods presented in Ferrellgas, L.P.’s consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
(in thousands)
	As of January 31, 2016
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$10,564	$1	$1,146	$—	$—	$11,711
Accounts and notes receivable	(3,564)	—	81,603	186,343	—	264,382
Intercompany receivables	43,980	—	—	—	(43,980)	—
Inventories	71,992	—	20,496	—	—	92,488
Prepaid expenses and other current assets	38,572	—	18,554	2	—	57,128
Total current assets	161,544	1	121,799	186,345	(43,980)	425,709

Property, plant and equipment, net	563,096	—	403,899	—	—	966,995
Goodwill	245,429	—	200,230	—	—	445,659
Intangible assets, net	148,730	—	416,234	—	—	564,964
Intercompany receivables	450,000	—	—	—	(450,000)	—
Investments in consolidated subsidiaries	648,875	—	—	—	(648,875)	—
Assets held for sale	—	—	3,120	—	—	3,120
Other assets, net	62,242	—	10,743	243	—	73,228
Total assets	$2,279,916	$1	$1,156,025	$186,588	$(1,142,855)	$2,479,675

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$68,773	$—	$67,327	$—	$—	$136,100
Short-term borrowings	86,200	—	—	—	—	86,200
Collateralized note payable	—	—	—	119,000	—	119,000
Intercompany payables	—	—	32,903	11,077	(43,980)	—
Other current liabilities	140,797	—	7,885	246	—	148,928
Total current liabilities	295,770	—	108,115	130,323	(43,980)	490,228

Long-term debt	1,711,805	—	450,985	—	(450,000)	1,712,790
Other liabilities	36,019	—	4,091	225	—	40,335
Contingencies and commitments

Partners' capital:
Partners' equity	269,967	1	593,806	55,715	(649,522)	269,967
Accumulated other comprehensive income (loss)	(33,645)	—	(972)	325	647	(33,645)
Total partners' capital	236,322	1	592,834	56,040	(648,875)	236,322
Total liabilities and partners' capital	$2,279,916	$1	$1,156,025	$186,588	$(1,142,855)	$2,479,675

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
(in thousands)
	As of July 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,579	$1	$20	$—	$—	$5,600
Accounts and notes receivable	(2,858)	—	80,657	119,119	—	196,918
Intercompany receivables	39,238	—	—	—	(39,238)	—
Inventories	78,132	—	18,622	—	—	96,754
Prepaid expenses and other current assets	42,069	—	22,140	2	—	64,211
Total current assets	162,160	1	121,439	119,121	(39,238)	363,483

Property, plant and equipment, net	569,640	—	395,577	—	—	965,217
Goodwill	246,116	—	232,631	—	—	478,747
Intangible assets, net	155,659	—	424,384	—	—	580,043
Intercompany receivables	450,000	—	—	—	(450,000)	—
Investments in consolidated subsidiaries	661,081	—	—	—	(661,081)	—
Other assets, net	62,019	—	10,087	366	—	72,472
Total assets	$2,306,675	$1	$1,184,118	$119,487	$(1,150,319)	$2,459,962

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$40,210	$—	$43,764	$—	$—	$83,974
Short-term borrowings	75,319	—	—	—	—	75,319
Collateralized note payable	—	—	—	70,000	—	70,000
Intercompany payables	—	—	30,289	8,949	(39,238)	—
Other current liabilities	142,137	—	33,903	136	—	176,176
Total current liabilities	257,666	—	107,956	79,085	(39,238)	405,469

Long-term debt	1,621,439	—	450,953	—	(450,000)	1,622,392
Other liabilities	37,444	—	4,306	225	—	41,975
Contingencies and commitments

Partners' capital:
Partners' equity	429,444	1	621,550	39,852	(661,403)	429,444
Accumulated other comprehensive income (loss)	(39,318)	—	(647)	325	322	(39,318)
Total partners' capital	390,126	1	620,903	40,177	(661,081)	390,126
Total liabilities and partners' capital	$2,306,675	$1	$1,184,118	$119,487	$(1,150,319)	$2,459,962

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the three months ended January 31, 2016
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$376,856	$—	$—	$—	$—	$376,856
Midstream operations	—	—	188,333	—	—	188,333
Other	21,571	—	62,478	—	—	84,049
Total revenues	398,427	—	250,811	—	—	649,238

Costs and expenses:
Cost of sales - propane and other gas liquids sales	174,832	—	(3)	—	—	174,829
Cost of sales - midstream operations	—	—	148,443	—	—	148,443
Cost of sales - other	2,257	—	53,517	—	—	55,774
Operating expense	101,688	—	14,722	235	(648)	115,997
Depreciation and amortization expense	18,805	—	18,562	—	—	37,367
General and administrative expense	8,306	—	1,368	—	—	9,674
Equipment lease expense	7,161	—	117	—	—	7,278
Non-cash employee stock ownership plan compensation charge	3,141	—	—	—	—	3,141
Loss on disposal of assets	2,100	—	424	—	—	2,524

Operating income (loss)	80,137	—	13,661	(235)	648	94,211

Interest expense	(19,630)	—	(10,632)	(692)	253	(30,701)
Other income (expense), net	(298)	—	—	901	(901)	(298)

Earnings (loss) before income taxes	60,209	—	3,029	(26)	—	63,212

Income tax expense	110	—	915	—	—	1,025
Equity in earnings (loss) of subsidiaries	2,088	—	—	—	(2,088)	—

Net earnings (loss)	62,187	—	2,114	(26)	(2,088)	62,187

Other comprehensive loss	(2,937)	—	—	—	—	(2,937)

Comprehensive income (loss)	$59,250	$—	$2,114	$(26)	$(2,088)	$59,250

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the three months ended January 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$560,867	$—	$—	$—	$—	$560,867
Midstream operations	—	—	7,153	—	—	7,153
Other	22,539	—	75,414	—	—	97,953
Total revenues	583,406	—	82,567	—	—	665,973

Costs and expenses:
Cost of sales - propane and other gas liquids sales	330,692	—	—	—	—	330,692
Cost of sales - midstream operations	—	—	2,219	—	—	2,219
Cost of sales - other	1,947	—	66,124	—	—	68,071
Operating expense	104,841	—	2,565	1,483	(1,675)	107,214
Depreciation and amortization expense	19,700	—	4,243	—	—	23,943
General and administrative expense	10,872	—	—	—	—	10,872
Equipment lease expense	5,788	—	7	—	—	5,795
Non-cash employee stock ownership plan compensation charge	3,788	—	—	—	—	3,788
Loss on disposal of assets	1,414	—	—	—	—	1,414

Operating income (loss)	104,364	—	7,409	(1,483)	1,675	111,965

Interest expense	(18,553)	—	(1,200)	(629)	41	(20,341)
Other income (expense), net	(178)	—	—	1,716	(1,716)	(178)

Earnings (loss) before income taxes	85,633	—	6,209	(396)	—	91,446

Income tax expense	114	—	923	—	—	1,037
Equity in earnings (loss) of subsidiaries	4,890	—	—	—	(4,890)	—

Net earnings (loss)	90,409	—	5,286	(396)	(4,890)	90,409

Other comprehensive loss	(37,568)	—	—	—	—	(37,568)

Comprehensive income (loss)	$52,841	$—	$5,286	$(396)	$(4,890)	$52,841

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the six months ended January 31, 2016
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$622,157	$—	$—	$—	$—	$622,157
Midstream operations	—	—	382,003	—	—	382,003
Other	38,948	—	77,276	—	—	116,224
Total revenues	661,105	—	459,279	—	—	1,120,384

Costs and expenses:
Cost of sales - propane and other gas liquids sales	296,580	—	—	—	—	296,580
Cost of sales - midstream operations	—	—	302,047	—	—	302,047
Cost of sales - other	4,795	—	65,427	—	—	70,222
Operating expense	198,662	—	32,381	2,605	(1,452)	232,196
Depreciation and amortization expense	37,355	—	36,991	—	—	74,346
General and administrative expense	25,735	3	3,080	—	—	28,818
Equipment lease expense	14,043	—	267	—	—	14,310
Non-cash employee stock ownership plan compensation charge	8,397	—	—	—	—	8,397
Goodwill impairment	—	—	29,316	—	—	29,316
Loss on disposal of assets	3,645	—	13,796	—	—	17,441

Operating income (loss)	71,893	(3)	(24,026)	(2,605)	1,452	46,711

Interest expense	(38,151)	—	(21,320)	(1,133)	145	(60,459)
Other income (expense), net	(420)	—	—	1,597	(1,597)	(420)

Earnings (loss) before income taxes	33,322	(3)	(45,346)	(2,141)	—	(14,168)

Income tax expense (benefit)	278	—	(97)	—	—	181
Equity in earnings (loss) of subsidiaries	(47,393)	—	—	—	47,393	—

Net loss	(14,349)	(3)	(45,249)	(2,141)	47,393	(14,349)

Other comprehensive income	5,673	—	—	—	—	5,673

Comprehensive loss	$(8,676)	$(3)	$(45,249)	$(2,141)	$47,393	$(8,676)

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the six months ended January 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$955,228	$—	$—	$—	$—	$955,228
Midstream operations	—	—	15,069	—	—	15,069
Other	40,587	—	98,444	—	—	139,031
Total revenues	995,815	—	113,513	—	—	1,109,328

Costs and expenses:
Cost of sales - propane and other gas liquids sales	595,506	—	—	—	—	595,506
Cost of sales - midstream operations	—	—	4,187	—	—	4,187
Cost of sales - other	3,998	—	85,965	—	—	89,963
Operating expense	206,029	—	7,325	3,040	(2,749)	213,645
Depreciation and amortization expense	38,854	—	8,398	—	—	47,252
General and administrative expense	34,264	3	—	—	—	34,267
Equipment lease expense	11,315	—	12	—	—	11,327
Non-cash employee stock ownership plan compensation charge	8,162	—	—	—	—	8,162
Loss on disposal of assets	2,375	—	—	—	—	2,375

Operating income (loss)	95,312	(3)	7,626	(3,040)	2,749	102,644

Interest expense	(37,248)	—	(2,383)	(1,133)	545	(40,219)
Other income (expense), net	(627)	—	—	3,294	(3,294)	(627)

Earnings (loss) before income taxes	57,437	(3)	5,243	(879)	—	61,798

Income tax expense	163	—	363	—	—	526
Equity in earnings (loss) of subsidiaries	3,998	—	—	—	(3,998)	—

Net earnings (loss)	61,272	(3)	4,880	(879)	(3,998)	61,272

Other comprehensive loss	(52,595)	—	—	—	—	(52,595)

Comprehensive income (loss)	$8,677	$(3)	$4,880	$(879)	$(3,998)	$8,677

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	For the six months ended January 31, 2016
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$141,275	$(3)	$(8,728)	$(19,083)	$(49,000)	$64,461

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(12,718)	—	—	—	—	(12,718)
Capital expenditures	(26,102)	—	(13,359)	—	—	(39,461)
Proceeds from sale of assets	6,441	—	—	—	—	6,441
Cash collected for purchase of interest in accounts receivable	—	—	—	453,652	(453,652)	—
Cash remitted to Ferrellgas, L.P for accounts receivable	—	—	—	(502,652)	502,652	—
Net changes in advances with consolidated entities	(42,301)	—	—	—	42,301	—
Other	(28)	—	—	—	—	(28)
Net cash used in investing activities	(74,708)	—	(13,359)	(49,000)	91,301	(45,766)

Cash flows from financing activities:
Distributions	(158,907)	—	—	—	—	(158,907)
Contributions from Partners	30	—	—	—	—	30
Proceeds from increase in long-term debt	92,959	—	—	—	—	92,959
Reductions in long-term debt	(6,149)	—	—	—	—	(6,149)
Net additions to short-term borrowings	10,881	—	—	—	—	10,881
Net additions to collateralized short-term borrowings	—	—	—	49,000	—	49,000
Net changes in advances with parent	—	3	23,213	19,085	(42,301)	—
Cash paid for financing costs	(398)	—	—	—	—	(398)
Net cash provided by (used in) financing activities	(61,584)	3	23,213	68,085	(42,301)	(12,584)

Effect of exchange rate changes on cash	2	—	—	(2)	—	—

Increase in cash and cash equivalents	4,985	—	1,126	—	—	6,111
Cash and cash equivalents - beginning of year	5,579	1	20	—	—	5,600
Cash and cash equivalents - end of year	$10,564	$1	$1,146	$—	$—	$11,711

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	For the six months ended January 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$161,214	$(3)	$(43,566)	$(12,034)	$(84,000)	$21,611

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(68,655)	—	—	—	—	(68,655)
Capital expenditures	(24,984)	—	(4,429)	—	—	(29,413)
Proceeds from sale of assets	2,729	—	—	—	—	2,729
Cash collected for purchase of interest in accounts receivable	—	—	—	666,521	(666,521)	—
Cash remitted to Ferrellgas, L.P for accounts receivable	—	—	—	(750,521)	750,521	—
Net changes in advances with consolidated entities	(59,576)	—	—	—	59,576	—
Other	—	—	—	—	—	—
Net cash used in investing activities	(150,486)	—	(4,429)	(84,000)	143,576	(95,339)

Cash flows from financing activities:
Distributions	(92,332)	—	—	—	—	(92,332)
Contributions from Partners	42,655	—	—	—	—	42,655
Proceeds from increase in long-term debt	90,643	—	—	—	—	90,643
Reductions in long-term debt	(45,063)	—	—	—	—	(45,063)
Net additions to short-term borrowings	(2,088)	—	—	—	—	(2,088)
Net additions to collateralized short-term borrowings	—	—	—	84,000	—	84,000
Net changes in advances with parent	—	3	47,537	12,036	(59,576)	—
Cash paid for financing costs	(204)	—	—	—	—	(204)
Net cash provided by (used in) financing activities	(6,389)	3	47,537	96,036	(59,576)	77,611

Effect of exchange rate changes on cash	—	—	—	(2)	—	(2)

Increase (decrease) in cash and cash equivalents	4,339	—	(458)	—	—	3,881
Cash and cash equivalents - beginning of year	7,798	1	484	—	—	8,283
Cash and cash equivalents - end of year	$12,137	$1	$26	$—	$—	$12,164